UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 10

             GENERAL FORM FOR REGISTRATION OF SECURITIES Pursuant to
          Section 12(b) or 12(g) of the Securities Exchange Act of 1934

            ML TRANSTREND DTP ENHANCED FUTURESACCESS LLC (Exact name
                   of registrant as specified in its charter)

          DELAWARE                                            30-0408288
          --------                                            ----------
(State or other jurisdiction                               (I.R.S. Employer
             of                                           Identification No.)
      incorporation or
        organization)





                  c/o MERRILL LYNCH ALTERNATIVE INVESTMENTS LLC
                           Princeton Corporate Campus
                                   Section 2G
                             800 Scudders Mill Road
                          Plainsboro, New Jersey 08536
               (Address of principal executive offices) (zip code)

                                Barbra E. Kocsis
                    Merrill Lynch Alternative Investments LLC
                           Princeton Corporate Campus
                                   Section 2G
                             800 Scudders Mill Road
                          Plainsboro, New Jersey 08536

                                 (800) 765-0995
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                           --------------------------

                                   Copies to:

                                David R. Sawyier
                                Sidley Austin LLP
                               One South Dearborn
                             Chicago, Illinois 60603

Securities to be registered pursuant to Section 12(b) of the Act: NONE

Securities to be registered pursuant to Section 12(g) of the Act:
Units of Limited Liability Company Interest


                                Table of Contents

Item 1:  Business.........................................................................................1

Item 2:  Financial Information...........................................................................26

Item 3:  Properties......................................................................................26

Item 4:  Security Ownership of Certain Beneficial Owners and Management..................................26

Item 5:  Directors and Executive Officers................................................................27

Item 6:  Executive Compensation..........................................................................31

Item 7:  Certain Relationships and Related Transactions..................................................31

Item 8:  Legal Proceedings...............................................................................32

Item 9:  Market Price of and Dividends on the Registrant's Common Equity and Related Stockholder
         Matters........................................................................................34

Item 10: Recent Sales of Unregistered Securities........................................................34

Item 11: Description of Registrant's Securities to be Registered........................................34

Item 12: Indemnification of Directors and Executive Officers............................................36

Item 13: Financial Statements and Supplementary Data....................................................37

Item 14: Changes in and Disagreements with Accountants on Accounting and Financial Disclosure...........37

Item 15: Financial Statements and Exhibits..............................................................37


Item 1:  BUSINESS

         ML TRANSTREND DTP ENHANCED FUTURESACCESS LLC

         ORGANIZATIONAL CHART

The organizational chart below illustrates the relationships among the various service providers to ML Transtrend DTP Enhanced FuturesAccess LLC (the "Fund"). Merrill Lynch Alternative Investments LLC is the manager (the "Manager") of the Fund. The Fund's trading advisor is not affiliated with the Manager or the Fund. All other service providers depicted in the organizational chart below are affiliates of the Manager.




                                                   --------------------
                                                  |   Merrill Lynch    |
                             ---------------      |     & Co., Inc.    |             -------------------------
                            | Wholly-owned  |     |       ML & Co.     |            |  Indirect Wholly-owned  |
                            ----------------      ---------------------              -------------------------
                                                            |  |     |
                                                            |  |     |
                                                            |  |     |
                                                            |  |     |
                         --------------------------------------       --------------------------------------
                        |                           |                                                       |
      --------------------------       ------------------------                           -------------------------------
     |   Merrill Lynch, Pierce, |     |      Merrill Lynch     |                         |        Merrill Lynch          |
     |       Fenner & Smith     |     |  International & Co.   |                         |   Alternative Investments LLC |
     |        Incorporated      |      ------------------------                          |             MLAI              |
     |          MLPF&S          |                   |                                     -------------------------------
      --------------------------                    |                                                       |
        .     / \   / \                 Wholly-owned|                                                       |
        .      |     |                              |                                                       |
        .      |     |                              |                                                       |
        .      |     |               -------------------------                                              |
        .      |     |              |        Merrill Lynch    |                                             |
        .      |     |              |    International Bank   |                                             | Manager's
        .      |     |              |           MLIB          |                                             | Interest
        .      |     |               -------------------------                                              |
        .      |     |                              ./ \                                                    |
        .      |     |                              . |                                                     |
        .      |     |                              . |Currency Trading                                     |
        .      |     |                              . |  Arrangements                                       |
        .      |     |                              . |                                        ---------------------
        .      |     | Selling Agreement            .  ---------------------------------------|    ML Transtrend    |
        .      |      ------------------------------------------------------------------------|     DTP Enhanced    |
        .      |       Customer Agreement           .                                         |  FuturesAccess LLC  |
        .       ------------------------------------------------------------------------------|                     |
        .                                           .                                          ---------------------
        .                   Access to Markets       .                                                       |
        .                                           .                                          ---------------------
        .                                           .                                         |    Transtrend B.V.  |
        .                                           .                                         |                     |
        .                                           .                                         |                     |
        .                                           .                                          ---------------------
        .                                           .                                                       |
        .                                           .                                                       |
        .                                           .                                          --------------------
        .                                           .                                       \ |       U.S. and      |
        .................................................................................... }|     International   |
                                                                 Access to Markets          / |     Futures Markets |
                                                                                               ---------------------




     Other than the Trading Advisor, all of the entities indicated in the Organizational Chart are Merrill Lynch affiliates.

     For convenience, ML&Co. and entities affiliated with it are sometimes collectively referred to as "Merrill Lynch."

The Fund is a Delaware limited liability company, formed on March 8, 2007, that utilizes a professional trading advisor to engage in the trading of commodity futures contracts, other commodity interests, options, and forward contracts. The Fund commenced trading on April 1, 2007. The Fund is an actively managed account with speculative trading profits as its objective.

Under its Limited Liability Company Operating Agreement ("Operating Agreement"), the Fund has delegated the exclusive management of all aspects of the business and administration of the Fund to the Manager, a Delaware limited liability company. The Manager is registered with the Commodity Futures Trading Commission ("CFTC") as a Commodity Pool Operator ("CPO") and Commodity Trading Advisor ("CTA") and is a member of the National Futures Association ("NFA") in such capacities. The Manager is registered with the Securities and Exchange Commission ("SEC") as an investment adviser and transfer agent.

The Fund's assets are used to engage in the trading of commodity futures contracts, other commodity interests, options, and forward contracts pursuant to the investment methodology of the Fund's trading advisor, Transtrend B.V. (the "Trading Advisor"). The Manager is responsible for selecting and monitoring the Trading Advisor, and it may replace the Trading Advisor in the future.

The Fund commenced operations on April 1, 2007, but no performance information was available as of June 22, 2007.

The Fund's business constitutes only one segment for financial reporting purposes, i.e., operating a speculative "commodity pool." The Fund does not engage in sales of goods or services.

General

The Fund trades in the international futures and forward markets with the objective of achieving substantial capital appreciation. One of the aims of the Fund is to provide diversification to a limited portion of the risk segment of investors' portfolios into an investment field that has historically often demonstrated a low degree of performance correlation with traditional stock and bond holdings. Traditional portfolios invested in stocks, bonds and cash equivalents can be diversified by allocating a portion of their assets to non-traditional investments such as managed futures. Because of its potential non-correlation with the performance of stocks and bonds, the non-traditional component can help to improve long-term returns and reduce portfolio volatility, although there can be no assurance that the Fund will achieve these objectives.

The Fund and the Manager have entered into an advisory agreement with the Trading Advisor whereby the Trading Advisor trades in the international futures and forwards markets pursuant to the Trading Advisor's Diversified Trend Program (the "Trading Program").

A general description of the Trading Advisor's trading approach immediately follows, with a more specific explanation of the Trading Program and the markets traded by the Trading Program following the general description. Since the Trading Advisor's trading strategies and programs are proprietary and confidential, the discussion below is of a general nature and it is not intended to be exhaustive.

The applied principles of risk management play a dominant role in the Trading Advisor's trading methodology. The Trading Advisor's managed futures programs are designed to pursue capital growth within the limits of a defined risk tolerance. The programs are entirely based on quantitative analysis of signaled price behavior of outright prices and of intra-market and/or inter-market spreads and ratios in the markets concerned, and therefore not on fundamental analysis.

The programs may enter into both long and short positions in any of the markets involved, or they may have no position. Long and short positions are likely to be leveraged and unhedged and/or uncovered. The degree of leverage is implicitly determined by the risk/reward profile selected by the client. The degree of leverage can be expressed as the number of contracts traded or held in position per million U.S. dollar under management. A higher degree of leverage represents a higher degree of risk as it goes hand in hand with a higher number of contracts held in a position for each U.S. dollar under management. Accordingly, a selected risk profile has a consequence for the number of contracts traded and/or held in a position for each U.S. dollar under management.

The programs are systematic by nature and require a consistent application. Therefore, discretionary inputs are not essential to the effectiveness of the programs. Exceptional market circumstances of the observed past, both favorable and unfavorable, are integrally reflected in the presented performance profile of the program(s) which the Trading Advisor trades. While the Trading Advisor generally will not use discretionary inputs in trading client accounts, in the event of exceptional market circumstances the Trading Advisor may use discretion in an attempt to limit risk to a position or account. The use of discretion by the Trading Advisor may have a positive or negative impact on performance of an account.

The Trading Advisor defines the portfolio composition and the relative weighting of products or markets within each portfolio irrespective of the outcome of historical trades. The guiding principle is strategic diversification in pursuit of a maximum attainable risk spreading, taking correlation analysis and degrees of profit expectancy into account.

As the applied strategies require particular transaction sizes to allow for multiple entry and exit points and because certain minimum transaction sizes may be required or recommendable, the attainable degree of diversification is amongst others a function of the amount under management. Generally, larger accounts have a higher degree of diversification.

Specific risk provisions are computed for each market exposure. The risk provisions are designed to have a pre-defined reliability. In certain trading systems, or subsystems, risk assessment can be determined on the basis of a regular or continuous evaluation of daily price behavior, leading to regular adjustments during the lifetime of exposures, while in other systems, or subsystems, the risk assessment can be based on risk factors at the time of entry of individual trades. In all systems the assessment of price volatility plays a prominent role.

In most trading systems, or subsystems, there are elements which identify and respect the dominant market direction. The systems are designed to exploit recurring, non-random characteristics of price behavior in all markets. The totality of the advised trades has thus far represented an "elevated collective profit expectancy" over the course of time and is expected to provide the basis for future profitability as long as past and future market behavior remain generally compatible over time.

The applied market approach does not forecast markets or price levels but participates in a systematic and dynamic way in signaled price patterns. The systems exploit directional price movement of outright prices, of time spreads in one or more time frames and of inter-market and -product spreads and ratios.

One of the potential strengths of the Trading Advisor's programs is the disciplined, systematic and dynamic nature of market participation. The overall performance is determined by the entirety of all markets and all trades. The results of individual trades deserve only limited attention in a portfolio strategy. In a systematic market approach, the consistent, i.e., disciplined, application by the Trading Advisor and consistent, i.e., prolonged, participation by the Trading Advisor's clients are both essential to realize the programs' potential ability to achieve pursued returns over time.

All programs are designed to be as diversified as possible within the limits of the amount of funds under its management and in the context of the selected portfolio composition based on reasonable minimum transaction sizes in the execution process. The degree of diversification in terms of markets and strategies involved may increase as the account size grows.

The programs may combine different product-market-combinations with multiple trading systems, or subsystems. A higher number of markets and trading systems generally contributes to a higher stability of returns over the course of time.

Simultaneous application of diverging trading strategies or trading systems, each with a positive profit expectancy over the course of time, can contribute to a different timing of both purchase and sale transactions, thus enhancing smoother performance characteristics when compared to a single trading system.

The Trading Program

Currently, the Trading Advisor offers one trading program, the Trading Program. This program has been offered to clients since October 1993. The Trading Program has two risk profiles: the Standard Risk Profile and the Enhanced Risk Profile, investable in various currencies, currently, Standard Risk Profile is investable in USD and EUR, and Enhanced Risk Profile in USD, EURO, CHF and JPY. The Enhanced Risk Profile is approximately 1.5 times the leverage of the Standard Risk Profile. The Trading Advisor will trade the Trading Program - Enhanced Risk Profile (USD) on behalf of the Fund. The Trading Program can at any time be net long, short or neutral in any given market, and the program may include any known futures market, including OTC currency positions.

Currently, the Trading Advisor manages client accounts pursuant to its Trading Program with portfolio composition, average margin commitment, money management principles and entry/exit tools described below.

      Portfolio Composition

In the Trading Advisor's Trading Program the composition of a fully diversified portfolio includes Futures on interest instruments, stock indices and single stocks, currencies and commodities. The Trading Advisor pursues the highest possible degree of portfolio diversification within relevant constraints, e.g., restrictions imposed by the CFTC on trading certain single stock, non-U.S. stock index and bond Futures for clients qualified as United States Persons, specific client requirements, volume restrictions, limitations as a result of the nominal account size and tax-related market imperfections.

Once the acceptable portfolio components have been defined, the Trading Advisor determines the relative proportions of all components within the portfolio on basis of the signaled degree of correlation over the course of time which is re-computed from time to time. Correlation analysis contributes to estimate the risk of coinciding trend reversals on a portfolio level.

Not all markets and instruments traded by the Trading Advisor are part of each program or client account. For accounts of United States Persons, certain markets and instruments typically traded by the Trading Advisor will not be traded in accordance with CFTC Regulations. The Trading Advisor reserves the right to expand or contract the markets and instruments it trades without giving prior notice.

Portfolios solely containing CFTC-approved products, such as that traded on behalf of the Fund, deviate from portfolios without such restriction and can have a less diversified exposure to global stock index, single stock and bond futures. The use of a particular clearing broker may effectively restrict the access to certain markets or exchanges and therefore have an impact on the net returns.

At specific points in time a portfolio's composition can deviate significantly from the indicative average, among others because the trading systems are designed to avoid market exposure in individual markets that are classified as sideways or as too volatile.

Due to their size, small accounts can have a less diversified exposure than large accounts. Certain markets are not liquid enough to be traded for each of the Trading Advisor's individual accounts.

      Average Margin Commitment

For fully-funded accounts under the Trading Program - in its Standard Risk Profile - the Trading Advisor generally commits an average of approximately 10% of the assets in a client account as margin or premium for Futures positions. However, this percentage has varied from approximately 4% to 21%, because it is affected by various factors including, without limitation, account size, market conditions, traded markets and the level of margins set by brokers and exchanges.

For partially-funded accounts under the Trading Program, average margin commitments generally also approximate 10% of the nominal account size based on the Standard Risk Profile. However, this percentage may be significantly higher when expressed as a percentage of the amount of actual funds.

The Trading Program's Enhanced Risk Profile generally means 1.5 times the leverage, and consequently the average margin commitments, of the Trading Program's Standard Risk Profile.

      Money Management Principles

The risk-estimate used by the Trading Advisor is trade-based and takes volatility into account. This implies an internal risk-evaluation by the applied signaling-systems, which may lead to adjustments of position sizes during the lifetime thereof. The initial risk evaluation determines the position size at the time of entry. Signaled price behavior may lead to a gradual reduction of the initial position. Significantly adverse price behavior may lead to an exit for the entire remainder of the position. The Trading Advisor reserves the right to temporarily reduce individual or overall position sizes under extreme market conditions of any kind. These extreme conditions may be real or perceived. Such reductions, which have the sole intention to reduce risk, could reduce the profitability which could have otherwise been achieved.

      Entry/Exit Tools

The entry/exit tools may contain both proprietary trend-following and contra-trend elements and include techniques of dynamic profit targets and dynamic stops for individual trades. The systems act at specific times and upon specific price levels during a market session or during the day. The Trading Advisor reserves the right to change its trading techniques at any time, without prior notice to or approval from the Fund or its other clients. The implementation of changes will be based on the conclusions of research by the Trading Advisor. The effects of such changes are measured over the course of time and therefore do not necessarily result in a better performance immediately after implementation or at all.

Fund Structure and Agreements

The Fund accesses the Trading Program through a managed account.

The Trading Advisor has the sole and exclusive authority and responsibility for directing the Fund's trading, subject to the Manager's fiduciary authority to intervene to overrule or unwind trades if the Manager deems that doing so is necessary or advisable for the protection of the Fund. The Manager may also override the trading instructions of the Trading Advisor to the extent necessary: (i) to fund any distributions or redemptions of the Fund's units of limited liability company interest ("Units") to be made by the Fund; (ii) to pay the Fund's expenses; and/or (iii) to comply with speculative position limits; provided that the Fund and the Manager shall permit the Trading Advisor three days in which to liquidate positions for the purposes set forth in clauses (i) and (ii) prior to exercising its override authority. The Trading Advisor will have no liability for the results of any of the Manager's interventions in (i),
(ii) or (iii) above.

The advisory agreement among the Trading Advisor, the Manager and the Fund initially terminates on December 31, 2008. After that, the advisory agreement will automatically be renewed for successive three-year periods, on the same terms, unless terminated by either the Trading Advisor or the Fund upon 90 days' notice to the other party. Additionally, either the Manager or the Trading Advisor may terminate the advisory agreement upon 30 days' notice as of the end of the first full calendar quarter subsequent to the twelfth month-end after the date of the advisory agreement if, as of such twelfth month-end, the Fund does not have an aggregate capitalization of at least $25 million. The Fund and/or the Manager, on the one hand, or the Trading Advisor, on the other, may terminate the advisory agreement as a result of a material breach hereof by the other party, after written notice of such material breach is provided to the materially breaching party by the other party and such material breach has not been cured within ten (10) days following the giving of such notice. The advisory agreement shall terminate immediately if the Fund shall terminate and be dissolved as determined by the Manager. The Trading Advisor may terminate the advisory agreement at any time, upon written notice to the Fund and the Manager, in the event: (A) the Manager overrides a trading instruction of the Trading Advisor; or (B) the Fund or the Manager appoints a clearing broker other than a Merrill Lynch Affiliate without the prior consent of the Trading Advisor, such consent to be deemed effective no later than 5 days following the Fund's or the Manager's having provided the Trading Advisor with prior written notice of its intention to appoint such other clearing broker.

The advisory agreement provides that the Fund will indemnify, defend and hold harmless the Trading Advisor and its affiliates, and their respective owners, principals, directors, officers, employees, representatives or controlling persons (such Affiliates and their respective directors, officers, employees, representatives and controlling persons are hereinafter collectively referred to as the "Trading Advisor Parties") from and against any and all losses, claims, damages, liabilities (joint and several), costs and expenses (including any investigatory, legal and other expenses incurred in connection with, and any amounts paid in, any settlement; provided that the Fund shall have approved such settlement) ("Losses") whether or not resulting from any arbitration, demand, claim, dispute, investigation, lawsuit, action or other proceeding (each a "Proceeding"), to which the Trading Advisor and/or the Trading Advisor Parties may become subject based upon, arising out of, or otherwise related to, the advisory agreement, the transactions contemplated in the advisory agreement or the fact that the Trading Advisor is or was a trading advisor to the Fund, unless any such Losses are the direct result of the Trading Advisor's acts or omissions: (a) which constitute (i) negligence, (ii) misconduct or (iii) a material breach of the advisory agreement; or (b) which result from the Trading Advisor not having acted in good faith with the reasonable belief that such actions or omissions were in, or not opposed to, the best interests of the Fund.

      Use of Proceeds and Cash Management Income

              Subscription Proceeds

The Fund's cash is used as security for and to pay the Fund's trading losses as well as its expenses and redemptions. The primary use of the proceeds of the sale of the Units is to permit the Trading Advisor to trade on a speculative basis in a wide range of different futures and forwards markets on behalf of the Fund. While being used for this purpose, the Fund's assets are also generally available for cash management.

              Markets Traded

The Trading Program trades futures (including forward contracts) on United States and non-United States exchanges and markets (both regulated and OTC).

      Custody of Assets

All of the Fund's assets will be held in CFTC-regulated customer accounts at Merrill Lynch.

      Interest

The Fund will generally earn interest, as described below, on its "Cash Assets," which can be generally described as the cash actually held by the Fund, plus its "open trade equity," i.e., unrealized gain and loss marked to market daily on open positions. Cash Assets are held primarily in U.S. dollars, and to a lesser extent in foreign currencies, and are comprised of the following: (a) the Fund's cash balances, plus open trade equity on United States futures; and (b) the Fund's cash balance in foreign currencies as a result of realized profits and losses derived from its trading in non-U.S. dollar-denominated futures and options contracts, plus open trade equity on those exchanges which settle gains and losses on open positions in such contracts prior to closing out such positions. Cash Assets do not include, and the Fund does not earn interest income on, the Fund's gains or losses on its open forward, commodity option and certain non-U.S. futures positions since such gains and losses are not collected or paid until such positions are closed out.

The Fund's Cash Assets may be greater than, less than or equal to the Fund's net asset value (on which the redemption value of the Units is based) primarily because net asset value reflects all gains and losses on open positions as well as accrued but unpaid expenses.

Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S") in the course of acting as commodity broker for the Fund, lends certain currencies to, and borrows certain currencies from, the Fund. In the course of doing so, MLPF&S both retains certain amounts of interest and receives other economic benefits. In doing so, MLPF&S follows its standard procedures (as such procedures may change over time) for paying interest on the assets of the commodity pools sponsored by the Manager and other MLPF&S affiliates and traded through MLPF&S.

MLPF&S estimates that the net effect of MLPF&S's interest income and foreign currency arrangements is that the Fund can expect to earn interest at the prevailing Federal Funds effective rate minus 50 basis points on approximately 75% of the Fund's Cash Assets, although the actual interest earned could be less than this amount in certain circumstances.

Charges

The Fund offers four classes of Units: Class A, Class C, Class I and Class D. The distinguishing factor among the classes are the fees which will be charged to each class.


Description of Current Charges.



---------------------------------------------------------------------------------------
                 Nature of
Recipient        Payment                          Amount of Payment
---------------------------------------------------------------------------------------
MLPF&S           Sales         Sales  commissions  are  based  on  gross  subscription
                 Commission    amounts  (i.e.,   the  total   subscription   prior  to
                               deduction of the sales commission)

                               Class A
                               -------

                               1.00% - 2.50%

                               The initial sales commission applicable to subscriptions for Class A Units are as follows:

                               Subscriptions less than $1,000,000                             2.5%
                               Subscriptions of at least $1,000,000; less than $2,000,000     2.0%
                               Subscriptions of at least $2,000,000; less than $3,000,000     1.5%
                               Subscriptions of at least $3,000,000; less than $5,000,000     1.0%

                               Class C
                               -------


                                         9



---------------------------------------------------------------------------------------
                 Nature of
Recipient        Payment                          Amount of Payment
---------------------------------------------------------------------------------------

                               None

                               Class I

                               Up to 0.50%

                               Class D

                               Up to 0.50%

---------------------------------------------------------------------------------------
The Manager      Sponsor       Class A Units (which pay sales commissions) pay
                 Fees          the Fees Manager a monthly Sponsor Fee of 1/12 of 1.5%, of
                (asset-based) (their month-end net asset value.


                               Class C Units (which pay no sales commissions) pay the Manager a monthly Sponsor Fee of 1/12 of 2.5% of their month-end net asset value.

                               Class I Units (which pay sales commissions) pay the Manager a monthly Sponsor Fee of 1/12 of 1.1% of their month-end net asset value.

                               Class D Units (which pay sales commissions) pay no Sponsor Fees.

                               Net asset value, for purposes of calculating the
                               Sponsor Fee, is calculated prior to reduction for
                               the Sponsor Fee being calculated.
---------------------------------------------------------------------------------------
The Trading      Management    As of the last  business  day of each  calendar  month,
Advisor          Fees          the Fund will pay the Trading  Advisor a Management Fee
                 (asset-based  equal to 1/12 of 2.0% (a 2.0% annual rate) of the aggregate gross asset value (prior to reduction for
                               any accrued Performance Fees or for the Management
                               Fee being calculated) of the Fund. Such Management
                               Fee shall be pro rated in the case of partial
                               calendar months, but shall not be subject to rebate
                               once paid. The Manager will receive a portion of
                               the Management Fees payable to the Trading Advisor.
---------------------------------------------------------------------------------------

                                       10

---------------------------------------------------------------------------------------
Recipient       Nature of                         Amount of Payment
                Payment
---------------------------------------------------------------------------------------
The Trading     Performance    The Fund will pay to the  Trading  Advisor,  as of each
Advisor         Fees           December 31 ("Performance  Fee Calculation  Date"),  an
                               Performance Fee equal to 25% of any New Trading
                               Profit(1) recognized by the Fund as of such
                               Performance Fee Calculation Date. When there is an
                               accrued Performance Fee at the time any capital
                               withdrawal is made, the Performance Fee
                               attributable to such reallocation will be paid.
                               Such Performance Fee shall be determined by
                               multiplying the Performance Fee that would have
                               been paid had the date of the capital withdrawal
                               been an Performance Fee Calculation Date by the
                               fraction the numerator of which is the amount of
                               the capital withdrawal and the denominator of which
                               is the net asset value of the Fund immediately
                               prior to the capital withdrawal, in each case prior
                               to reduction for the accrued Performance Fee. Such
                               Performance Fee will be paid from and reduce the
                               amount of the capital withdrawal.

                               The Manager will receive a portion of any such
                               Performance Fees payable to the Trading Advisor.
---------------------------------------------------------------------------------------
MLPF&S          Brokerage      The Fund's  brokerage  commissions  will be paid on the
                Commissions    completion or  liquidation  of a trade and are referred
                               to as "round-turn" commissions, which cover both
                               the initial purchase (or sale) and the subsequent
                               offsetting sale (or purchase) of a commodity
                               futures contract (a "round-turn" commission). A
                               portion of the brokerage fees payable by the Fund
                               will be paid to the Fund's executing brokers, which
                               may or may not include MLPF&S, as the commission
                               for their execution services.
---------------------------------------------------------------------------------------
----------------------

(*) "New Trading Profit" equals any increase in the net asset value of the Fund as of the current Performance Fee Calculation Date over the "High Water Mark" attributable to Fund. The "High Water Mark" attributable to the Fund is equal to the highest net asset value attributable to the Fund after reduction for the Performance Fee then paid, as of any preceding Performance Fee Calculation Date.
The High Water Mark will be increased dollar-for-dollar by new subscriptions and decreased proportionately when capital withdrawals are made from the Fund (other than to pay expenses). The proportionate High Water Mark reduction made as a result of capital withdrawals will be calculated by multiplying the High Water
Mark in effect immediately prior to such capital withdrawal by the fraction the numerator of which is the net asset value of the Fund immediately following such reallocation and the denominator of which is the net asset value of the Fund immediately before such capital withdrawal, in each case prior to reduction for any accrued Performance Fee.


                                       11

---------------------------------------------------------------------------------------
                               The "round-turn" commissions paid by the Fund will
                               not exceed $15 per round-turn, except in the case
                               of certain foreign contracts on which the rates may
                               be as high as $100 per round-turn due to the large
                               size of the contracts traded. In general, the
                               Manager estimates that aggregate brokerage
                               commission charges (including F/X spreads) will not
                               exceed 3% and should range between 1.2% and 2.4%
                               per annum of the Fund's average month-end assets.

---------------------------------------------------------------------------------------
Various, Banks   Currency      The Fund's currency trades, if any, may be executed in the spot and forward
and Dealers,     (F/X) Dealer  foreign exchange markets (the "F/X Markets") where there are no direct execution
including        Spreads       costs. Instead, the participants, banks and dealers in the F/X Markets,
Merrill                        including Merrill Lynch International Bank ("MLIB"), take a "spread" between the
Lynch                          prices at which they are prepared to buy and sell a particular currency, and
International                  such spreads are built into the pricing of the spot or forward contracts with
Bank                           the Fund. The Manager anticipates that some of the Fund's foreign currency trades will be executed through MLIB, an affiliate of the Manager.

                               Should the Fund engage in EFP trading, the Fund would acquire cash currency positions through banks and dealers, including Merrill Lynch. The Fund would pay a spread when they exchange these positions for futures. This spread would reflect, in part, the different settlement dates of the cash and the futures contracts, as well as prevailing interest rates, but also includes a pricing spread in favor of the dealer, such as MLIB.
-----------------------------  --------------------------------------------------------
Service          Operating     The Fund pays, in addition to the other expenses
Providers,       Costs         described above its operating  costs, including,
including                      without limitation: ongoing ffering expenses;
Merrill Lynch                  execution  and  clearing brokerage   commissions  (as
Entities                       described above); forward and over-the-counter  trading
                               spreads; administrative, transfer, exchange and
                               redemption processing, legal, regulatory, filing,
                               tax, audit, escrow, accounting and printing fees
                               and expenses -- as well as extraordinary expenses.
                               Such operating costs are allocated pro rata among
                               the Fund's classes of Units based on their
                               respective net asset values.

                               The Manager has retained an outside service
                               provider to supply certain services, including, but
                               not limited to, transfer agency, tax reporting,
                               accounting and escrow services, to the Fund.
                               Operating costs include the Fund's allocable share
                               of the fees and expenses of such service provider,
                               as well as the fees and expenses of any Merrill
                               Lynch entity or other service provider which may
                               provide such (or other) services in the future.
--------------------------------------------------------------------------------------
The Manager      Organization-  The Manager may advance the expenses  incurred in
                 al and         connection with the organization of Fund and the
                 Initial        initial offering of its Units.
                 Offering       Such costs are estimated to range
                                from $100,000 to $150,000,
-------------------------------------------------------------------------------------

                                       12

-------------------------------------------------------------------------------------
                 Costs          although they could exceed this estimate. The Fund reimbursed the Manager for these costs from the proceeds of the issuance of the Fund's Units. Such costs are amortized against net asset value in 60 monthly installments, beginning with the first month-end after the initial issuance of such Units (for financial reporting purposes, all such costs must be deducted from net asset value as of the date of such initial issuance).
-------------------------------------------------------------------------------------


Breakeven Table              In order for an Investor to "break  even" on an  investment  in the Fund during the first year,  an initial  investment  of $10,000 must earn trading  profits of: Class A, $310 or
                             3.10% (due to a $250 or 2.5% selling  commission);  Class C, $160 or 1.60%;  Class I, $70 or 0.70%  (due to a $50 or 0.5%  selling  commission)  (in each case,  assuming  interest income of 4.25%).  An initial  investment  of $10,000 in Class D Units will  result in an excess  of $40 or  0.40%  (after a $50 or 0.5%  selling  commission),  assuming  interest income of 4.25%.


                                             Twelve-Month Breakeven Table

Expenses                             Class A                 Class C                  Class I                 Class D
--------                             -------                 -------                  -------                 -------

                              Percentage    Dollar    Percentage    Dollar    Percentage    Dollar     Percentage   Dollar
                              -----------   -------   -----------   -------   -----------   -------    -----------  ------
                                of NAV*      Amount     of NAV*      Amount     of NAV*      Amount      of NAV*     Amount
                                -------      ------     -------      ------     -------      ------      -------     ------

Sales Commissions**              2.50%        $250         --           --       0.50%         $50        0.50%        $50

Organizational and               0.50%        $50        0.50%        $50        0.50%         $50        0.50%        $50
Operating Costs***

Brokerage Commissions and        0.50%        $50        0.50%        $50        0.50%         $50        0.50%        $50
F/X Spreads***
(estimated)

Sponsor's Fees                    1.5%        $150        2.5%        $250        1.1%        $110          --           --

Management Fees                   2.0%        $200        2.0%        $200        2.0%        $200        2.0%        $200

Interest Income***              (4.25)%      $(425)     (4.25)%      $(425)     (4.25)%      $(425)      (4.25)%     $(425)

TWELVE-MONTH BREAKEVEN****       2.75%        $275       1.25%        $125       0.35%         $35       (0.75)%      $(75)



*     Assumes a constant $10,000 net asset value.
** The sales commissions are a one-time charge which will not be included in the breakeven return after the first year in which Units are sold.

 *** Estimated. Brokerage commissions and F/X Spreads, in particular, may differ materially from such estimates. The Manager does not expect brokerage commissions and F/X spreads to exceed 3% per annum of the Fund's average month-end net assets.

**** Because the breakeven table assumes a twelve-month breakeven and Performance Fees are paid annually, no Performance Fees are reflected in the breakeven table.


         Regulation


The Manager and the Trading Advisor are registered with the CFTC as commodity pool operators and commodity trading advisors and are members of the NFA in such capacities. MLPF&S is registered with the CFTC as a futures commission merchant and is a member of the NFA in such capacity. MLPF&S is a clearing member of the Chicago Board of Trade and the Chicago Mercantile Exchange, and is either a clearing member or member of all other principal U.S. futures and futures options exchanges. Other than in respect of the registration requirements pertaining to the Fund's securities under Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Fund is generally not subject to regulation by the SEC. However, the Manager itself is registered as an "investment adviser" under the Investment Advisers Act of 1940. MLPF&S is also regulated by the SEC and the National Association of Securities Dealers, Inc. ("NASD").

      Conflicts of Interest

      Merrill Lynch-Affiliated Entities

Other than the Trading Advisor, many of the parties involved in the operations of the Fund are affiliated with Merrill Lynch. Consequently, many of the business terms of the Fund have not been negotiated at arm's length. Were Investors to seek redress from Merrill Lynch for damages relating to the offering of the Units or the operations of the Fund, they (i) would be unlikely to have recourse against any Merrill Lynch entity which is not a direct party to an agreement with the Fund, and (ii) would be likely to have such recourse even in the case of such direct party entities only on a derivative basis, suing not individually but in the right of the Fund.

      MLPF&S and MLIB

MLPF&S executes trades for different clients in the same markets at the same time. Consequently, other clients may receive better prices than the Fund on the same trades, causing the Fund to pay higher prices for its positions.

Many MLPF&S clients pay lower brokerage rates, and MLIB clients pay lower bid-ask spreads, than the Fund. Brokerage commissions and bid-ask spreads have a major impact on the Fund's performance, and the cumulative effect of the higher rates paid by the Fund is material.

MLPF&S and MLIB each must allocate their resources among many different clients. They have financial incentives to favor certain accounts over the Fund. Because of the competitive nature of the markets in which the Fund trades, to the extent that any of MLPF&S or MLIB prefer other clients over the Fund, the Fund is likely to incur losses.

MLPF&S and MLIB do not have to compete to provide services to the Fund; consequently, there is no independent check on the quality of their services.

  The Manager

         Use of Merrill Lynch Affiliates

The Manager and its affiliates are the Fund's primary service providers, other than the Trading Advisor and certain executing brokers utilized by the Fund, and will remain so even if using other firms would be more advantageous for the Fund.

         Other Funds Sponsored by the Manager

The Manager might be able to add more value to the Fund were certain Manager personnel to focus exclusively on managing the Fund, but none do so. The Manager benefits from operating accounts other than the Fund because such accounts generate significant revenues for it, and also diversify the Manager's exposure to one or more of such accounts that may perform poorly.

The Manager sponsors numerous funds and has financial incentives to favor certain of such funds over the Fund.

Certain clients of the Manager pay materially lower brokerage rates than do the Fund. In particular, certain institutional clients of Merrill Lynch receive, as a result of arm's-length negotiations, better commission rates than the Fund.

There is, in general, a shortage of qualified futures trading advisors available to manage customer assets. The Manager has a conflict of interest in selecting the Trading Advisor for the Fund and for other accounts sponsored by the Manager.

Because the Fund pays brokerage commissions and forward trading spreads to MLPF&S and MLIB on a per trade basis, the Manager has an incentive to select a trading advisor which trades in higher volume, generating more revenue for MLPF&S.

Because the Manager receives a rebate of a portion of the Performance Fees paid to the Trading Advisor, the Manager may have an incentive to select a more speculative trading advisor for the Fund than the Manager otherwise would.

The Manager may from time to time have a conflict of interest between facilitating the ongoing offering of the Units and making trading advisor or other changes which the Manager would otherwise believe to be in the best interests of the Fund.

  The Trading Advisor

            Other Clients and Business Activities of the Trading Advisor

The Fund might benefit significantly from an exclusive focus by the Trading Advisor on the Fund rather than on its other accounts, including accounts owned by its principals. The Fund could be adversely affected by the fact that the Trading Advisor trades other accounts at the same time that it is managing the Fund's account. The Trading Advisor has numbers different clients and financial incentives to favor certain of such clients over the Fund.

The Trading Advisor and its principals devote a substantial portion of its business time to ventures and accounts other than managing the Fund's account, including, in some cases, ventures which are unrelated to futures trading.

The Trading Advisor acts, and may continue to act in the future, as a sponsor of its own single- or multi-advisor futures funds. Such funds may, from time to time, be in direct competition with the Fund for positions in the market.

            Brokers and Dealers Selected by the Trading Advisor

The Trading Advisor may, as a condition of its managing the Fund's account, determine that such account trade through certain non-Merrill Lynch brokers with which the Trading Advisor has ongoing business dealings (even though Merrill Lynch remains the clearing broker for the Fund). The Trading Advisor may have a conflict of interest between insisting on the use of such brokers and using the brokers most advantageous for the Fund.

The Trading Advisor may execute a number of the trades for the Fund's account through executing brokers affiliated with the Trading Advisor.

            Performance Fees

The fact that the Trading Advisor is eligible to receive Performance Fees may cause it to trade in a more speculative fashion than it otherwise would.

   Financial Advisors

Financial Advisors are the individual Merrill Lynch brokers who deal directly with Merrill Lynch clients. Financial Advisors are compensated, in part, on the basis of the amount of securities commissions which they generate from client transactions. Financial Advisors receive initial selling commissions and ongoing compensation on the Units they sell and have a financial incentive to encourage Investors to purchase and not to redeem their Units.

   Proprietary Trading

The Manager, MLPF&S, the Trading Advisor, their respective affiliates, principals and related persons may trade in the commodity markets for their own accounts as well as for the accounts of their clients. Records of this trading will not be available for inspection by Investors. Such persons may take positions which are the same as or opposite to those held by the Fund. As a result of a neutral allocation system, testing a new trading system, trading their proprietary accounts more aggressively or other actions not in violation of their fiduciary or other duties, such persons may from time to time take positions in their proprietary accounts ahead of the positions taken for the Fund. In addition, on occasion orders may be filled more advantageously for the account of one or more such persons than for the Fund's account.

   Transactions Between Merrill Lynch and the Fund

The majority of the service providers to the Fund, other than the Trading Advisor, the Fund's independent auditors and outside counsel to Merrill Lynch, are affiliates of Merrill Lynch. Merrill Lynch negotiated with the Trading Advisor regarding the level of its advisory fees and performance-based compensation. However, none of the fees paid by the Fund to any Merrill Lynch party were negotiated, and they are higher than would have been obtained in arm's-length bargaining.

The Fund pays Merrill Lynch substantial brokerage commissions as well as bid-ask spreads on forward currency trades. The Fund also pays MLPF&S interest on short-term loans extended by MLPF&S to cover losses on foreign currency positions.

In the case of EFP transactions with MLIB, Merrill Lynch recognizes certain incremental profits from the "differential" at which the Fund's cash currency positions are exchanged for futures. Although MLPF&S will incur brokerage costs (without any incremental brokerage commission revenue) on the futures "side" of such EFPs, the Manager may have a financial incentive to encourage the Trading Advisor to trade EFPs to a greater extent than it otherwise might.

Certain entities in the Merrill Lynch organization are the beneficiary of certain of the revenues generated from the Fund. The Manager controls the management of the Fund and serves as its sponsor. Although the Manager has not sold any assets, directly or indirectly, to the Fund, the Manager makes substantial profits from the Fund due to the foregoing revenues.

No loans have been, are or will be outstanding between the Manager or any of its principals and the Fund.

Reports

Each month the Manager sends such information to the Investors as the CFTC requires to be given, as well as any such other information as the Manager may deem appropriate (including the percentage change in the net assets of the Fund during such month and the net asset value per Unit). Investors will also receive, not more than 90 days after the close of the Fund's fiscal year, audited financial statements and the tax information necessary for the preparation of their annual federal income tax returns.

The approximate net asset value per Unit is available at any time from the Manager upon request.

The Fund trades on a number of foreign commodity exchanges. The Fund does not engage in the sales of goods or services.

Risk Factors

   Investors May Lose All or Substantially All of Their Investment

Investors must be prepared to lose all or substantially all of their investment. The Fund has no "principal protection" feature assuring the return of Investors' initial investment as of a specified future date. There can be no assurance that the Fund will achieve its objective or avoid substantial or total losses.

   Brief Performance History

The Fund has only operated for less than a month and has no performance history.

   Past Performance Not Necessarily Indicative of Future Results

Past performance is not necessarily indicative of future results. The Trading Advisor's past performance may not be representative of how it may trade in the future for the Fund and does not reflect the additional fees charged by the Fund. The past performance of the Fund is not necessarily indicative of the Fund's future results. The past performance of funds within the Manager's FuturesAccess Program (each, a "FuturesAccess Fund"), either individually or in any combination, is not indicative of the future results of the Fund.

   Volatile Markets; Highly Leveraged Trading

Futures and forward trading is highly leveraged, and market price levels are volatile and materially affected by unpredictable factors such as weather and governmental intervention. The combination of leverage and volatility creates a high degree of risk. Additionally, although the Trading Advisor may initiate stop-loss orders on certain positions to limit downside exposure, there can be no assurance that any such stop-loss order will be executed at the desired price or time.

The low margin requirements applicable to futures trading permits traders to use an extraordinarily high degree of leverage. The Fund will often hold futures positions with a face value of 8-10 times the equity of the Fund.

  Limited Liquidity

Units may only be redeemed as of the end of a calendar month upon at least 10 days' prior notice. While the Fund generally provides substantially greater Investor liquidity than do private investment funds which trade securities ("hedge funds"), this is not always the case, and under certain market conditions the Fund may provide only limited investment liquidity. In disrupted markets, the Fund may not be able to meet redemption requests on a timely basis.

   Substantial Charges

The Fund is subject to substantial charges. Moreover, certain of these charges -- brokerage commissions and F/X spreads -- depend on trading frequency and, under certain market conditions, may substantially exceed estimated levels.

   Importance of General Market Conditions

Overall market or economic conditions -- which neither the Manager nor the Trading Advisor can predict or control -- have a material effect on the performance of any managed futures strategy. Such overall conditions can adversely affect the performance of the Trading Advisor.

Many speculative futures strategies are trend-following trading systems which anticipate that more than half of their trades will be unprofitable and seek to achieve overall profitability by substantial gains made on a limited number of positions. These strategies can generally only be successful in markets in which strong price trends occur. In stagnant markets in which such trends do not occur, or in "whipsaw markets" in which apparent trends develop but then quickly reverse, trend-following trading systems are likely to incur substantial losses.

     No Assurance of Non-Correlation; Limited Value of Non-Correlation Even if Achieved

Not only is the past performance of the Fund or the Trading Advisor not necessarily indicative of its future results (due to the speculative character of managed futures), but also there can be no assurance that the Fund's results will be non-correlated with (i.e., unrelated to) the general stock and bond markets. If the Fund's performance is not non-correlated with these markets, the Fund cannot help to diversify an overall portfolio.

Investors should evaluate an investment in the Fund in terms of the alternative of an investment in a cash equivalent, such as 91-day Treasury bills, which can be relied upon to (i) be generally non-correlated with equity and debt price levels, (ii) generate a positive yield and cash flow, (iii) be highly liquid,
(iv) have almost no risk of loss of principal and (v) incur virtually no costs or expenses.

Even if the Fund's performance is generally both profitable and non-correlated to the general stock and bond markets, there are highly likely to be significant periods during which the Fund's results are similar to those of an Investor's stock and bond holdings, thereby reducing or eliminating the Fund's diversification benefits. During unfavorable economic cycles, an investment in the Fund may increase rather than mitigate a portfolio's aggregate losses.

   Systematic Strategies

The widespread use of technical trading systems frequently results in numerous managers attempting to execute similar trades at or about the same time, altering trading patterns and affecting market liquidity. Furthermore, the profit potential of trend-following systems may be diminished by the changing character of the markets, which may make historical price data (on which technical trading systems are based) only marginally relevant to future market patterns.

   Forward Trading

The Fund will trade currencies in the forward in addition to in the futures markets. The forward markets are over-the-counter, not exchange, markets, and in trading in these markets, the Fund will be dependent on the credit standing of the counterparties with which it trades, without the financial support of any clearinghouse system. In addition, the prices offered for the same forward contract may vary significantly among different forward market participants. Forward market counterparties are under no obligation to enter into forward transactions with the Fund, including transactions through which the Fund is attempting to liquidate open positions.

   Exchange of Futures for Physicals

The Trading Advisor may engage in EFP transactions. An EFP permits positions to be established in the forward or cash markets during off-hours when futures exchanges are closed or at prices different from those prevailing on the exchange, which positions are then exchanged for futures contracts. The pricing of EFPs may, accordingly, vary from the pricing of exchange-traded futures, and additional transaction costs are included in exchanging the forward or cash position for the equivalent futures position.

   Increased Assets Under Management

There appears to be a tendency for the rates of return achieved by managed futures advisors to decline as assets under management increase. The aggregate capital committed to the managed futures sector in general is also at an all-time high. The more capital that is traded in these markets, the greater the competition for a finite number of positions and the less the profit potential for all strategies.

   No Assurance of Trading Advisor's Continued Service

Although the Trading Advisor will commit to manage the Fund for a certain period of time, there is no assurance that the Trading Advisor will be willing or able to continue to provide advisory services to the Fund.

The Manager may at any time terminate the Trading Advisor and dissolve the Fund.

   Loss of Trading Advisor Principals

If the services of any of the Trading Advisor's principals became unavailable, the Fund could sustain losses and/or be required to liquidate.

   Trading Advisor Risk

The Fund is subject to the risk of the bad judgment, negligence or misconduct of the Trading Advisor. There have been a number of instances in recent years in which private investment funds have incurred substantial losses due to manager misconduct.

   Trade Execution Risk

The Trading Advisor may use executing brokers unaffiliated with Merrill Lynch. In the event of a trading error, the Fund may have no effective remedy against such executing brokers.

   Changes in Trading Strategy

The Trading Advisor may make material changes in its trading strategies without the knowledge of the Manager. Particularly given the "black box" character of many managed futures strategies, it is virtually impossible for the Manager to detect strategy changes.

   Illiquid Markets

Certain positions held by the Fund may become illiquid, preventing the Trading Advisor from acquiring positions otherwise indicated by its strategy or making it impossible for the Trading Advisor to close out positions against which the market is moving.

Certain futures markets are subject to "daily price limits," restricting the maximum amount by which the price of a particular contract can change during any given trading day. Once a contract's price has moved "the limit," it may be impossible or economically non-viable to execute trades in such contract. From time to time, prices have moved "the limit" for a number of consecutive days, making it impossible for traders against whose positions the market was moving to prevent large losses.

   Possible Effects of Speculative Position Limits

The CFTC and the United States commodities exchanges have established limits referred to as "speculative position limits" on the maximum net long or net short speculative positions that any person may hold or control in any particular futures or options contracts traded on United States commodities exchanges. All accounts owned or managed by the Trading Advisor will be combined for position limit purposes. The Trading Advisor could be required to liquidate positions held for the Fund in order to comply with such limits. Any such liquidation could result in substantial costs to the Fund.

   Redemptions Restricted

Investors' limited ability to redeem Units could result in there being a substantial difference between a Unit's redemption value and its net asset value as of the date by which irrevocable redemption requests must be received.

   Trading on Non-U.S. Exchanges

The Trading Advisor trades extensively on non-U.S. exchanges. These exchanges are not regulated by any United States governmental agency. The Fund could incur substantial losses trading on foreign exchanges to which it would not have been subject had the Trading Advisor limited its trading to U.S. markets.

The profits and losses derived from trading foreign futures and options will generally be denominated in foreign currencies; consequently, the Fund will be subject to a certain degree of exchange-rate risk in trading such contracts.

The U.S. tax treatment of foreign futures trading is adverse compared to the tax treatment of U.S. futures trading.

   No Representation of Investors

Prospective Investors have not been represented in any of the negotiations relating to the formation of FuturesAccess or the determination of any of its business terms. The business terms of the Fund also were not negotiated at arm's-length with any Investor.

   Conflicts of Interest

The Fund is subject to a number of material actual and potential conflicts of interest, raising the possibility that Investors will be disadvantaged to the benefit of the Manager, the Trading Advisor or their respective principals and affiliates. No formal policies or procedures have been adopted to resolve these conflicts.

      The Manager

The Manager is subject to conflicts of interest in selecting the Trading Advisor because MLPF&S and MLIB will receive more transactional revenues the more frequently the Trading Advisor trades, and because the Manager will receive a share of the Management and Performance Fee owed to the Trading Advisor.

Merrill Lynch may invest all or a portion of the initial capital needed to permit the Fund to begin trading before sufficient client capital has been raised to meet the Fund's minimum capitalization, although it is not obligated to do so. Merrill Lynch has a conflict of interest in determining whether to provide seed capital to the Fund and in what amount because Merrill Lynch derives economic benefits from the operation of the Fund.

      Trading Advisors

The Trading Advisor devotes only such time to the business of the Fund as it determines is necessary. The Trading Advisor and its principals are entitled to engage, and do engage, in a number of other activities, including, for example, managing other discretionary accounts and managed futures funds. Accordingly, conflicts may arise with respect to the time and resources that the Trading Advisor and its principals may devote to the Fund.

The Trading Advisor may have financial and other incentives to prefer certain accounts over the Fund.

The Trading Advisor may have financial or other incentives to use certain executing brokers for the Fund.

      Proprietary Trading

MLAI, MLPF&S, the Trading Advisor and their respective principals and employees may trade futures and forward contracts for their own accounts. The records of such trading will not be made available to Investors.

   Risk of Loss Due to the Bankruptcy or Failure of One of the Counterparties, Brokers and
Exchanges

The Fund is subject to the risk of the insolvency of its counterparties (such as broker-dealers, futures commission merchants, banks or other financial institutions, exchanges or clearinghouses).

The Fund's assets could be lost or impounded during a counterparty's bankruptcy or insolvency proceedings and a substantial portion or all of the Fund's assets may become unavailable to it either permanently or for a matter of years. Were any such bankruptcy or insolvency to occur, the Manager might decide to liquidate the Fund or suspend, limit or otherwise alter trading, perhaps causing the Fund to miss significant profit opportunities.

There are increased risks in dealing with offshore brokers and unregulated trading counterparties, including the risk that assets may not benefit from the protection afforded to "customer funds" deposited with regulated brokers and dealers. The Trading Advisor may be required to post margin for its foreign exchange transactions with foreign exchange dealers who are not required to segregate customer funds. In the case of a counterparty's bankruptcy or inability to satisfy substantial deficiencies in other customer accounts, the Trading Advisor may recover, even in respect of property specifically traceable to the Trading Advisor's account, only a pro rata share of all property available for distribution to all of such broker's or dealer's customers.

Many of the markets in which the Trading Advisor effects its transactions are "over-the-counter" or "inter-dealer" markets. The participants in these markets typically are not subject to the type of strict credit evaluation and regulatory oversight applicable to members of "exchange-based" markets, and transactions in these markets typically are not settled through exchanges or clearinghouses that guarantee the trades of their participants. Rather, the responsibility for performing under a particular transaction rests solely with the counterparty to such transactions. To the extent the Trading Advisor invests in swaps, derivatives or synthetic instruments or other over-the-counter transactions in these markets, the Trading Advisor's account is subject to the credit risk of the parties with which it trades and deposits collateral. The Trading Advisor's account is also subject to the risk that a counterparty may not settle a transaction because such counterparty is unwilling or unable to do so (for example, because of a credit or liquidity problem affecting the counterparty), potentially resulting in significant losses -- perhaps in respect of an offsetting position on which the Trading Advisor's account remains obligated to perform.

The Manager has no control over selection of counterparties by the Trading Advisor, and the Trading Advisor is generally not restricted from dealing with any particular counterparty (regulated or unregulated) or from concentrating any or all of their transactions with a single counterparty or limited number of counterparties. In addition, the Manager has no ability to assess the extent to which the Trading Advisor maintains its assets in unregulated accounts subject to the bankruptcy of the counterparties holding such assets.

   Regulatory Changes Could Restrict the Fund's Operations

The Fund implements speculative, highly leveraged strategies. From time to time there is governmental scrutiny of these types of strategies and political pressure to regulate their activities. For example, foreign governments have from time to time blamed the declines of their currencies on speculative currency trading and imposed restrictions on speculative trading in certain markets.

Regulatory changes could adversely affect the Fund by restricting their markets, limiting their trading and/or increasing the taxes to which Investors are subject. The Manager is not aware of any pending or threatened regulatory developments which might adversely affect the Fund. However, adverse regulatory initiatives could develop suddenly and without notice.

   Dilution of an Investor's Economic Interest

An Investor's economic interest in FuturesAccess or in the Fund is subject to dilution in certain cases. For example, an existing Investor in the Fund at a time that the Fund has a loss carryforward will have its economic interest diluted if a new Investor subscribes to the Fund, reducing the per Unit loss carryforward otherwise outstanding with respect to the calculation of the Fund's Performance Fee. Existing Investors' interests in Performance Fee reversals are similarly diluted by subsequent subscriptions.

   Performance Fees

The Performance Fees paid to the Trading Advisor may give it an incentive to engage in more speculative investing and trading strategies in an effort to increase its rate of return and the Performance Fees received.

The fact that the Manager shares in the performance fees paid to FuturesAccess Trading Advisors may create an incentive for the Manager to select particular Trading Advisors and/or take or omit to take certain actions with respect to the FuturesAccess Funds which MLAI would not otherwise have done.

Performance Fees are not calculated on the basis of any individual Investor's investment experience but rather on the basis of the performance of the Fund as a whole.

    Mandatory Redemptions

The Fund will mandatorily redeem all of its outstanding Units in the event that the amount of assets invested in the Fund declines to a level such that the Manager believes that the continued operation of the Fund would be impracticable, imprudent or uneconomical. The Fund may also redeem the Units held by any particular Investor if the Manager determines that (a) such Investor's continued holding of Units could result in adverse consequences to the Fund, (b) such Investor has a history of excessive exchanges between different FuturesAccess Funds that is contrary to the purpose and/or efficient management of FuturesAccess, (c) such Investor's investment in the Units, or investment in FuturesAccess, is below the minimum level established by the Manager (including any increase in such minimum level that may be implemented by the Manager in the future), or (d) for any other reason.

Mandatory redemption of an Investor's Units could occur before such Units have had a realistic chance of being profitable.

   Limits of Risk Disclosures

The futures and forward markets, the Trading Advisor's strategies and prevailing economic conditions are continually changing. Furthermore, the Trading Advisor's strategies are proprietary and confidential. The foregoing summary list of risk factors may not reflect all the speculative risks to which the Fund may be subject. Prospective Investors must be aware that they may lose all or substantially all of their investment in the Fund or any other FuturesAccess Fund.

                                         * * * * *

THE FOREGOING RISK FACTORS DO NOT PURPORT TO BE A COMPLETE EXPLANATION OF THE RISKS INVOLVED IN INVESTING IN THE UNITS.

PROSPECTIVE SUBSCRIBERS SHOULD READ THE ENTIRE FUTURESACCESS CONFIDENTIAL PROGRAM DISCLOSURE DOCUMENT AND CONSULT WITH THEIR LEGAL, TAX AND FINANCIAL ADVISORS BEFORE DETERMINING WHETHER TO INVEST IN THE FUND.

PROSPECTIVE INVESTORS SHOULD NOT CONSIDER INVESTING IN THE FUND IF THEY ARE UNABLE TO FULLY UNDERSTAND, OR ARE UNWILLING AND FINANCIALLY UNABLE TO ASSUME, THE SUBSTANTIAL RISKS INVOLVED IN INVESTING IN THE FUND, WHICH INCLUDE THE RISK OF LOSING ALL OR SUBSTANTIALLY ALL OF THEIR INVESTMENT.

BECAUSE THE TRADING ADVISOR'S STRATEGIES ARE PROPRIETARY AND CONFIDENTIAL, ONLY THE MOST GENERAL DESCRIPTION OF THE RISKS INVOLVED IN THE OPERATION OF THE FUND IS POSSIBLE HEREIN. NO SUCH DESCRIPTION CAN FULLY CONVEY THE RISKS OF THE HIGHLY-LEVERAGED STRATEGIES WHICH THE TRADING ADVISOR IMPLEMENTS.


Item 2:     FINANCIAL INFORMATION

     Selected Financial Data. The Fund commenced operations on April 1, 2007 and financial data is unavailable as of May 31, 2007.

Item 3:     PROPERTIES

The Fund does not own or use any physical properties in the conduct of its business.

The Fund's administrative office is the administrative offices of the Manager--Princeton Corporate Campus, 800 Scudders Mill Road - Section 2G, Plainsboro, New Jersey 08536.

The Fund's assets currently consist of futures and other contracts, cash and U.S. Treasury Bills.

Item 4:     SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security ownership of certain beneficial owners.

As of June 22, 2007, the beneficial ownership of securities in the Fund by a person or "group" (as defined in Section 13(d)(3) of the Exchange Act) of more than 5% of the Units was as follows:

Title of Class          Name and Address  Amount and Nature     Percent of Class
--------------          of Owner          of Ownership          ----------------
                        --------          ------------

Class D Units           ML Systematic     12,000,000 Units /      100%
                        Momentum          Direct Ownership
                        FuturesAccess LLC

Security ownership of management.

As of June 22, 2007, the ownership of securities in the Fund by management was as follows:

Title of Class          Name and Address  Amount and Nature     Percent of Class
--------------          of Owner          of Ownership          ----------------
                        --------          ------------

Class D Units           Merrill Lynch     12,000,000 Units*      100%
                        Alternative
                        Investments LLC

*In addition to acting as Manager of the Fund, Merrill Lynch Alternative Investments LLC acts as manager of ML Systematic Momentum FuturesAccess LLC, which owns 100% of the Units of the Fund, and therefore has dispositive power with respect to the Units owned by ML Systematic Momentum FuturesAccess LLC.

As of May 31, 2007, the principals of the Manager did not own any Units, the Trading Advisor did not own any Units, and none of the Manager, its principals or the Trading Advisor had the right to acquire beneficial ownership of any Units.

Changes in Control

There have been no changes in control of the Fund.

Item 5:     DIRECTORS AND EXECUTIVE OFFICERS

Identification of directors and executive officers.

As a limited liability company, the Fund itself has no officers or directors and is managed by the Manager. Trading decisions are made by the Trading Advisor on behalf of the Fund.

The principal officers of the Manager and their business backgrounds are as follows.

ROBERT D. OLLWERTHER           Vice  President,   Chief  Operating  Officer  and
                                                             Manager

ROBERT M. ALDERMAN             Manager

ANDREW B. WEISMAN              Manager

STEVEN B. OLGIN                Vice President and Manager

CHRISTOPHER J. CASTANO         Vice President and Manager

BARBRA E. KOCSIS               Chief Financial Officer

SHAWN T. WELLS                 Vice President

Robert D. Ollwerther is Chief Operating Officer for and a Manager of the Manager. He is responsible for Finance, Operations, Technology and Administration for this business which invests in hedge funds. He has over 20 years of experience in the securities industry. He began his career with Coopers & Lybrand, CPAs. Since joining Merrill Lynch in 1981, he has primarily served in Finance positions in the U.S. and abroad, including Chief Financial Officer for Europe, the Middle East and Africa, Chief Financial Officer for Latin America and Canada, Chief Financial Officer of Global Equity Markets, Director of Institutional and International Audit and Manager of ML & Co. Financial Reporting. He holds a Bachelor of Science in Accounting from Fairfield University and a Master of Business Administration from New York University, and is a Certified Public Accountant.

Robert M. Alderman is a Managing Director of Merrill Lynch Global Private Client, and a Vice President and a Manager of the Manager. He is responsible for coordinating a global sales effort and managing the retail product line, which includes hedge funds, private equity opportunities, managed futures funds and exchange funds. Prior to re-joining Merrill Lynch and the International Private Client Group in 1999, he was a partner in the Nashville, Tennessee-based firm of J.C. Bradford & Co. where he was the Director of Marketing, and a National Sales Manager for Prudential Investments. Mr. Alderman first joined Merrill Lynch in 1987 where he worked until 1997. During his tenure at Merrill Lynch, Mr. Alderman has held positions in Financial Planning, Asset Management and High Net Worth Services. He received his Master of Business Administration from the Carroll School of Management, Boston College and a Bachelor of Arts from Clark University.

Andrew B. Weisman is a Manager of the Manager and is head of the Consolidated Investment Analytics group of the Manager's Hedge Fund Development and Management Group ("HFDMG"). Mr. Weisman joined Merrill Lynch in August 2005. From April 2002 to July 2005, Mr. Weisman was a partner and director of research for Stradivarius Capital Management, and from January 1998 until April 2002, he served as Chief Investment Officer of Nikko Securities International ("Nikko"). Mr. Weisman holds a Master of International Affairs and a Bachelor of Arts from Columbia University.

Steven B. Olgin is a Managing Director of Merrill Lynch Global Private Client, and a Vice President and a Manager of the Manager. Before joining the Manager in 1994, Mr. Olgin was an associate of the law firm of Sidley & Austin 1986 until 1994. Mr. Olgin graduated from The American University with a Bachelor of Science in Business Administration and a Bachelor of Arts in Economics, and received his Juris Doctor from

The John Marshall Law School. Mr. Olgin was a member of the Managed Funds Association's Government Relations Committee and has served as an arbitrator for the National Futures Association.

Christopher J. Castano is the Director of Alternative Investments for Merrill Lynch's Private Banking and Investment Group, and a Vice President and Manager of the Manager. Prior to joining Merrill Lynch in 2001, Mr. Castano worked for Square Foot, LLC from 1999-2000, where he held several positions related to downtown consulting and urban redevelopment. From 1995 to 1999, Mr. Castano was an associate in the law firm of Waters, McPherson, McNeill. Prior to that, he clerked in the Appellate Division of the New Jersey Superior Court. Mr. Castano received his Juris Doctor from Seton Hall School of Law and a Bachelor of Arts from Villanova University. Mr. Castano is a member of the New Jersey Bar.

Barbra E. Kocsis is the Chief Financial Officer for the Manager and a Director within the Merrill Lynch Global Private Client Global Infrastruction Solutions group, positions she has held since October 2006. Prior to serving in her current roles, she was the Fund Controller of the Manager from May 1999 to September 2006. Before joining the Manager, Ms. Kocsis held various accounting and tax positions at Derivatives Portfolio Management LLC from May 1992 until May 1999, at which time she held the position of accounting director. Prior to that, she was an associate at Coopers & Lybrand in both the audit and tax practices. She graduated cum laude from Monmouth College with a Bachelor of Science in Business Administration - Accounting.

Shawn Wells is a Vice President of the Manager and the General Counsel for Merrill Lynch's Hedge Development & Management Group, a position he has held since October 2005. Prior to that time, Mr. Wells served as Senior Associate General Counsel Franklin Templeton Investments, serving as Chief Counsel of the firm's International and Alternative Strategies divisions from October 1996 to December 1997 and again from September 1998 to October 2005. Mr. Wells is a Certified Public Accountant, and received a BBA in Finance and Accounting from the University of Texas at Austin, and his JD from Southern Methodist University, where he was an editor of the SMU Law Review.

The following individual, though not an officer of the Manager, also performs certain policy-making functions with respect to the Manager:

William Marr is a Managing Director of Merrill Lynch's Hedge Fund Development and Management Group. Prior to joining Merrill Lynch in May 2006, Mr. Marr was Managing Director and Global Head of Alternative Investments for Julius Baer Investment Management, LLC, which he joined in July 2002 after serving as Senior Vice President and Head of FX Trading and Sales at Bank Julius Baer. Prior to joining Bank Julius Baer in 1998, Mr. Marr was Vice President of FX Hedge Fund Development at AIG International. From 1990 to 1997, Mr. Marr actively traded and managed FX cash, futures, forwards and derivatives for Credit Commerciale de France (1995-1997), UBS (1994-1995) and Bankers Trust (1990-1994). He received a Bachelor of Arts from Bowdoin College.

In addition to serving as Manager to the Fund and other funds that are part of the FuturesAccess Program, the Manager acts as general partner to another public futures fund whose units of limited partnership interest are registered under the Exchange Act: ML Select Futures I, L.P. Because the Manager serves as the sole general partner of this fund, the officers and managers of the Manager effectively manage it as officers and directors of such fund. Prior to December 31, 2003, the Manager (while still known as MLIM Alternative Strategies LLC) acted as general partner of six public futures funds whose units of limited partnership interest are registered under the Securities Exchange Act of 1934.

Principals of the Trading Advisor.

The principals of the Trading Advisor and their business backgrounds are as follows:

Johannes "Joep" P.A. van den Broek (born in 1969) graduated in August 1995 with a Master Degree in Business Economics from Erasmus University Rotterdam. He joined the Trading Advisor as a trader in December of 1995. In October 1997, he was appointed Deputy Director (for Trading) thereby becoming a member of the Trading Advisor's management team. Effective as of January 1, 1999, Mr. Van den Broek was appointed a Managing Director of the Trading Advisor.

Harold M. de Boer (born in 1966) graduated in 1990 with a Master Degree in Applied Mathematics from Universiteit Twente in The Netherlands. In December 1989 he worked in conjunction with the Trading Advisor for his thesis titled "Cointegration in Commodity Futures Markets." In April of 1990, he joined the Trading Advisor as a Research Analyst. In 1992 he became responsible for the Trading Advisor's research department, and as of October 1997, he became a member of the Trading Advisor's management team with the title of Deputy Director. Effective August 1, 1999, he was appointed a Director of the Trading Advisor. Mr. de Boer's primary responsibility remains research and product development.

Mark H.A. van Dongen (born in 1968) graduated in 1991 with a Master Degree in Econometrics from the Catholic University of Brabant. He joined the Trading Advisor as a research analyst in 1992 and was appointed Deputy Director (Research and Operations) in 1997. Effective as of March 1, 2007 Mr. Van Dongen was appointed an Executive Director of the Trading Advisor.

Andre P. Honig (born in 1967) graduated in 1991 with a Master Degree in Business Econometrics from Erasmus University Rotterdam. He obtained the Certified European Financial Analyst degree in 2000. After having worked as a consultant for Ortec Consultants from 1992 to 1996 and for KPMG Consulting from 1996 to 2000, he joined Robeco in 2000 where he was responsible for Consultant Relations (2000-2002) and where he was General Manager of Robeco Gestions, the Paris asset management branch of Robeco (2002-2004). In May 2004, Mr. Honig joined the Trading Advisor as Deputy Director Investor Relations. Effective as of March 1, 2007, Mr. Honig was appointed an Executive Director of the Trading Advisor.

The above principals of the Trading Advisor each have an academic degree and significant experience in dealing with derivative markets.

Involvement in certain legal proceedings

During the five years preceding the date of this filing, there have been no material administrative, civil or criminal actions, including actions pending, on appeal or concluded, against the Trading Advisor, the Manager or their respective principals.

Item 6:     EXECUTIVE COMPENSATION

The officers of the Manager are remunerated by Merrill Lynch in their respective positions. The Fund does not itself have any officers, directors or employees. As described in Item 1 above, the Fund pays the Manager, MLPF&S, MLIB and the Trading Advisor various forms of compensation for the services performed for the Fund described above. The officers receive no "other compensation" from the Fund. There are no compensation plans or arrangements relating to a change in control of either the Fund or the Manager.

Item 7:     CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions Between Merrill Lynch and the Fund

Many of the service providers to the Fund are affiliates of Merrill Lynch, although the Trading Advisor is not an affiliate of Merrill Lynch. The Manager negotiated with the Trading Advisor over the level of the Fund's Management Fee and Performance Fee. However, none of the fees paid by the Fund to any Merrill Lynch party were negotiated, and they are higher than would have been obtained in arm's-length bargaining.

As noted above, the Fund pays Merrill Lynch substantial brokerage commissions, administrative fees, selling commissions and bid-ask spreads on forward currency trades.

Within the Merrill Lynch organization, the Manager is the beneficiary of the revenues received by different Merrill Lynch entities from the Fund. The Manager controls the management of the Fund and serves as its promoter. Although the Manager has not sold any assets, directly or indirectly, to the Fund, the Manager makes substantial profits from the Fund due to the foregoing revenues.

No loans have been, are or will be outstanding between the Manager or any of its principals and the Fund.

The Manager pays substantial selling commissions and trailing commissions to MLPF&S for distributing the Units. The Manager is ultimately paid back for these expenditures from the revenues it receives from the Partnership.

Certain Business Relationships

MLPF&S, an affiliate of the Manager, acts as the principal commodity broker for the Fund. Additionally, the Manager and its affiliates may have derived certain economic benefits from possession of the Fund's assets, as well as from foreign exchange and exchange for physical trading.

See Item 1 "Narrative Description of Business -- Charges" for a discussion of other business dealings between the Manager and the Fund.

Indebtedness of Management

The Fund is prohibited from making any loans to management or otherwise.

Item 8:     LEGAL PROCEEDINGS

There have been no administrative, civil or criminal actions, whether pending or concluded, against Merrill Lynch or any of its individual principals during the past ten years which would be considered "material" as that term is used in Item 103 of Regulation S-K, except as described below:

On April 6, 2000, MLPF&S consented to an Order Instituting Administrative Proceedings, Making Findings of Fact, Issuing a cease-and-desist order, and Imposing Remedial Sanctions by the SEC, in a matter captioned, "In the Matter of Merrill Lynch, Pierce, Fenner & Smith Incorporated," SEC Administrative Proceeding File No. 3-10180, pursuant to which MLPF&S, without admitting or denying the allegations against it, consented to a finding by the SEC that MLPF&S had willfully violated Sections 17(a)(2) and 17(a)(3) of the Securities Act. MLPF&S agreed to cease and desist from committing or causing any violations and any future violations of Sections 17(a)(2) and 17(a)(3) of the Securities Act, and to pay a total of $5.6 million in penalties and other payments.

On May 21, 2002, MLPF&S, with no admission of wrongdoing or liability, agreed to pay $48 million to the State of New York, $50 million to the remaining states, Washington, D.C. and Puerto Rico and $2 million to the North American Securities Administrators Association relating to an investigation conducted by the New York Attorney-General concerning research practices.

On March 19, 2003, Merrill Lynch & Co., Inc., the parent company and an approved person of MLPF&S, consented to an injunctive action instituted by the SEC. In its complaint, the SEC alleged that, in 1999, Merrill Lynch aided and abetted Enron Corp.'s ("Enron") violations of Sections 10(b), 13(a), 13(b)(2) and 13(b)(5) of the Exchange Act and Rules 10b-5, 12b-20, 13a-1, 13a-3 and 13b2-1 thereunder, as a result of Merrill Lynch engaging in certain year-end transactions designed and proposed by Enron. Without admitting or denying the allegations, Merrill Lynch consented to the entry of an injunction enjoining it from violating the above-referenced provisions, and agreed to pay disgorgement, penalties and interest in the amount of $80 million. In its release announcing the settlement, the SEC acknowledged that in agreeing to resolve this matter on the terms described above, the SEC took into account certain affirmative conduct by Merrill Lynch.

In April 2003, MLPF&S entered into a settlement with the SEC, the NASD and the New York Stock Exchange ("NYSE") as part of a joint settlement with the SEC, the NASD and the NYSE arising from a joint investigation by the SEC, the NASD and the NYSE into research analyst's conflicts of interest. Pursuant to the terms of the settlement with the SEC, NASD and NYSE, MLPF&S, without admitting or denying the allegations, consented to a censure. In addition, MLPF&S agreed to a payment of: (i) $100 million, which was offset in its entirety by the amount already paid by MLPF&S in the related proceeding with the State of New York and the other states; (ii) $75 million to fund the provision of independent research to investors; and (iii) $25 million to promote investor education. The payments for the provision of independent research to investors and to promote investor education were required to be made over the course of the five years after the settlement. MLPF&S also agreed to comply with certain undertakings.

Additionally, Merrill Lynch has been involved in certain administrative proceedings with the SEC, including those described below.

On January 11, 1999, Merrill Lynch, without admitting or denying the findings contained therein, consented to the issuance of an Order by the SEC in which the SEC found that Merrill Lynch engaged in or caused fraudulent quotations in certain Nasdaq securities, failed to keep accurate books and records for certain transactions, and failed to exercise reasonable supervision. Based on these findings, the Order required that Merrill Lynch: (i) cease and desist from committing or causing any violation or future violations of Sections 15(c)(1) and (2) and 17(a) of the Exchange Act; (ii) pay a civil penalty of $472,500;
(iii) provide a description of policies and procedures to an independent consultant and implement any recommended changes, if any, required by the independent consultant.

On August 24, 1998, Merrill Lynch, without admitting or denying the findings contained therein, consented to the issuance of an Order by the SEC in which the SEC found that Merrill Lynch engaged in negligent conduct in its underwriting of municipal securities issued by entities related to Orange County, California in 1994. Based on these findings, the Order required that Merrill Lynch: (i) cease and desist from committing or causing any violation or future violation of Sections 17(a)(2) and (3) of the Securities Act, Section 15B(c)(1) of the Exchange Act, and Municipal Securities Rulemaking Board Rule G-17; (ii) pay a civil money penalty in the amount of $2 million; and (iii) maintain the policies and procedures relating to municipal securities underwriting that it had implemented before institution of the Order.

Item 9: MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

Market information

There is no trading market for the Units, and none is likely to develop. Units may be redeemed or transferred subject to the conditions imposed by the Operating Agreement. As of June 22, 2007, ML Systematic Momentum FuturesAccess LLC held 12,000,000 Class D Units in the Fund, representing 100% of the Fund's outstanding Units.

Dividends

The Manager has sole discretion in determining what distributions, if any, the Fund will make to its Investors.

Item 10:    RECENT SALES OF UNREGISTERED SECURITIES

      Between the Fund's inception and June 22, 2007, the Fund issued Units at monthly closings as set forth in the following chart.

-------------------------------------------------------------------------------
  Date of Closing:        Number of        Number of Units   Aggregate Offering
                         Investors:             Sold:              Price:
-------------------------------------------------------------------------------
   March 30, 2007             1              12,000,000       $12,000,000

-------------------------------------------------------------------------------
Each of the foregoing Units was privately offered and sold only to "accredited investors" as defined in Rule 501(a) under the Securities Act in reliance on the exemption from registration provided by Rule 506 under the Securities Act. No underwriting discounts or underwriting commissions were paid in connection with such sales.

Item 11:    DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

The securities to be registered consist of Units of Limited Liability Company Interests.

The Fund's Operating Agreement effectively gives the Manager full control over the management of the Fund. Investors have no voice in its operations. The Manager is exculpated and indemnified by the Fund against claims sustained in connection with the Fund, provided that such claims were not the result of gross negligence or intentional misconduct and that the Manager determined that such conduct was in the best interests of the Fund.

Although Investors have no right to participate in the control or management of the Fund, they are entitled to: (i) vote on or approve certain changes to the Operating Agreement or the term of the Fund, (ii) receive annual audited financial statements, monthly information as the CFTC requires and timely tax information; (iii) inspect the Fund's books and records; (iv) redeem Units; and
(v) remove the Manager as manager of the Fund in accordance with the procedure as set forth in the next paragraph.

Upon at least 60 days written notice to the Manager and all investors in the Fund, the Manager may be required to withdraw as manager of the Fund by a vote of members owning not less than 50% of the Units of the Fund. Any such removal will be effective as of the end of the calendar quarter in which such vote occurs.

Investors or their duly authorized representatives may inspect the Fund's books and records, for any purpose reasonably related to their status as members in the Fund, during normal business hours upon reasonable written notice to the Manager. They may obtain copies of such records upon payment of reasonable reproduction costs.

The Operating Agreement provides for the economic and tax allocations of the Fund's profit and loss. Capital accounts have been established for each Unit, and for the Manager on a Unit-equivalent basis. Economic allocations are based on investors' capital accounts (including the Manager's capital account), and the tax allocations generally attempt to equalize tax and capital accounts by, for example, making a priority allocation of taxable income to Investors who redeem at a profit. For the purposes of maintaining capital accounts, amounts payable to the Manager for items such as services fees are treated as if paid or payable to a third party and are not credited to the capital account or interest held in the Fund held by the Manager.

The Manager may amend the Operating Agreement in any manner not adverse to the Investors without obtaining their consent. These amendments can be for clarification of inaccuracies or ambiguities, modifications in response to changes in tax code or regulations or any other changes the Manager deems advisable.

The Fund has agreed to indemnify the Manager, as manager, for actions taken on behalf of the Fund, provided that the Manager's conduct was in the best interests of the Fund and the conduct was not the result of gross negligence or intentional misconduct.

      Dividend Rights. Distributions may be made in the Manager's discretion, although it does not contemplate making any.

      Redemption Provisions. Units may be redeemed as of the end of any calendar month upon 10 days' oral or written notice. Investors who have Merrill Lynch customer securities accounts may give such notice by contacting their Merrill Lynch Financial Advisor, orally or in writing; Investors who no longer have a Merrill Lynch customer securities account must submit written notice of redemption, with signature guaranteed by a United States bank or broker-dealer, to the Manager. The Fund does not charge a redemption fee. Units are redeemable at the net asset value thereof as of the close of business on the date of their redemption, minus any accrued fees (including Performance Fees) and brokerage commissions, and payment will be distributed generally approximately 10 business days after the effective date of redemption, although there can be no assurance of the timing of such payment.

      Voting Rights. None of the Units carry any voting rights. However, the owners of the Units do have the power to approve the dissolution of the Fund at a specified time and to approve an amendment to the Operating Agreement by obtaining the consent of more than fifty percent of the aggregate value of the Units then owned by the Investors.

      Liquidation Rights. Upon the occurrence of an event causing the dissolution of the Fund, payment of creditors and distribution of the Fund's assets will be effected as soon as practicable in accordance with the Delaware Limited Liability Company Act. In such event, the Manager and each Investor will share in the assets of the Fund pro rata in accordance with its or his respective interests in the Fund, less any amount owing by such Investor to the Fund.

      Liability Imposed on the Stockholders. Except as otherwise provided by law, liability of Investors for the liabilities of the Fund is limited to the capital contribution of the Investor plus its or his share of undistributed profits and assets, if any, including any obligation under law to return to the Fund distributions and returns of contributions.

      Restriction on Alienability. Units are subject to restriction on alienability. Assignment, transfer or disposition of any Units or part or all of any right, title or interest in the capital or profits of the Fund by an Investor may only be effected by giving written notice to and receiving the written consent of the Manager and must be in compliance with federal and state securities laws.

      Other Securities. Securities to be registered consist of Units of Limited Liability Company Interest.

Item 12:    INDEMNIFICATION OF DIRECTORS AND EXECUTIVE OFFICERS

The Fund shall indemnify and hold harmless the Manager, its affiliates, and their respective officers, employees, representatives and agents (each, a "Manager Party" and, collectively, the "Manager Parties") from and against any claims, costs, expenses, damages or losses (including, without limitation, from and against any judgment, settlement, attorneys' fees and other costs or expenses incurred in connection with the defense of any actual or threatened action or proceeding) suffered or sustained by any of them by reason of the fact that a Manager Party is or was connected in any respect with the Fund; provided, that the conduct or omission which led to such claim, cost, expense, damage or loss was in, or not opposed to, the best interests of the Fund and that such conduct or omission did not constitute gross negligence or intentional misconduct on the part of such Manager Party.

The Fund shall advance payments asserted by a Manager Party to be due under the preceding paragraph pending a final determination of whether such indemnification is, in fact, due, provided, that such Manager Party agrees in writing to return any amounts so advanced (without interest) in the event such indemnification is finally determined not to be due.

Whether or not a Manager Party is entitled to indemnification shall be determined by the judgment of independent counsel as to whether such Manager Party has reasonable grounds for asserting that indemnification is so due, unless otherwise determined by a court, arbitral tribunal or administrative forum.

In the event the Fund is made a party to any claim, dispute or litigation or otherwise incurs any loss or expense as a result of or in connection with any Investor's activities, obligations or liabilities unrelated to the Fund's business, such Investor shall indemnify and reimburse the Fund for all loss and expense incurred, including attorneys' fees.

Item 13:    FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

The Fund commenced operations on April 1, 2007, and financial data is unavailable as of June 22, 2007.

Item 14: CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

Not applicable.

Item 15:    FINANCIAL STATEMENTS AND EXHIBITS

(a)   Exhibits

The following documents (unless otherwise indicated) are filed herewith and made part of this Registration Statement.

---------------------------------------------------------------------------
Exhibit Designation       Description              Page Number
-------------------       -----------              -----------
---------------------------------------------------------------------------
3.1                       Certificate of
                          Formation of ML
                          Transtrend DTP Enhanced
                          FuturesAccess LLC
---------------------------------------------------------------------------
4.1                       Limited Liability
                          Company Operating
                          Agreement of ML
                          Transtrend DTP Enhanced
                          FuturesAccess LLC
---------------------------------------------------------------------------
4.2                       FuturesAccess Program
                          Subscription and
                          Exchange Agreement and
                          Signature Pages
---------------------------------------------------------------------------
10.1                      Draft Customer
                          Agreement between ML
                          Transtrend DTP Enhanced
                          FuturesAccess LLC and
---------------------------------------------------------------------------

---------------------------------------------------------------------------
                          Merrill Lynch, Pierce,
                          Fenner & Smith
                          Incorporated
---------------------------------------------------------------------------
10.2                      Selling Agreement among
                          ML Transtrend DTP
                          Enhanced FuturesAccess
                          LLC, Merrill Lynch,
                          Pierce, Fenner & Smith
                          Incorporated and
                          Merrill Lynch
                          Alternative Investments
                          LLC
---------------------------------------------------------------------------

SIGNATURES

      Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated:  June 22, 2007

                                 ML TRANSTREND DTP ENHANCED FUTURESACCESS LLC

                                 By:   Merrill Lynch Alternative Investments LLC
                                     Manager



                                 By: /s/ Barbra E. Kocsis
                                     ----------------------------
                                 Name:  Barbra E. Kocsis
                                 Title: Chief Financial Officer